                                 EXHIBIT 12.1


RATIO OF EARNINGS TO FIXED CHARGE:


                                                                          THREE MONTHS ENDED   THREE MONTHS ENDED
                                                                            MARCH 31, 1998       MARCH 31, 1997
                                                                          ------------------   -------------------
         Income (Loss) before provision for income taxes                          $3,074               $  825
           Add fixed charges
             Interest costs including amortization of debt
             issuance cost                                                           268                  162
                                                                                  ------               ------
         Earnings                                                                 $3,342               $  987
                                                                                  ======               ======
         Fixed Charges
           Interest expense including amortization of debt
            issuance cost                                                            268                  162
           Capitalized interest                                                      946                1,338
                                                                                  ------               ------
         Total Fixed Charges                                                       1,214                1,500
                                                                                  ======               ======

         Ratio of Earnings to Fixed Charges                                         2.75                  .66

         Excess (Deficiency) of Earnings to Cover Fixed Charges                   $2,128               $ (513)

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